Exhibit 10.1
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of February 18, 2022 (the “Fourth Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and INHIBRX, INC., a Delaware corporation with an office located at 11025 North Torrey Pines Road, Suite 200, La Jolla, CA 92037 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of July 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement entered into pursuant to the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.Borrower hereby reaffirms the security interest granted by Borrower previously in Section 4.1 of the of the Agreement with respect to the Collateral (as defined herein) and hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, such part of the Collateral that was not pledged previously or in which security interest was not granted previously, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Furthermore, Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Intellectual Property of Borrower that was not part of the Collateral on the Effective Date but is being made part of the Collateral as of the date hereof, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

3.Section 2.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate amount of Ten Million Dollars ($10,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, on the First Amendment Date, to make term loans to Borrower in an aggregate amount of Twenty Million Dollars ($20,000,000) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re borrowed.

(iii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Fourth Draw Period, to make term loans to Borrower in an aggregate amount of Forty Million Dollars ($40,000,000) according to each Lender’s Term C Loan Commitment as set forth on

Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”). After repayment, no Term C Loan may be re borrowed.

(iv) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, on the Fourth Amendment Date, to make term loans to Borrower in an aggregate amount of Forty Million Dollars ($40,000,000) according to each Lender’s Term D Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term D Loan”, and collectively as the “Term D Loans”). After repayment, no Term D Loan may be re borrowed.

(v) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Fifth Draw Period, to make term loans to Borrower in an aggregate amount of Thirty Million Dollars ($30,000,000) according to each Lender’s Term E Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term E Loan”, and collectively as the “Term E Loans”). After repayment, no Term E Loan may be re borrowed.

(vi) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Sixth Draw Period, to make term loans to Borrower in an aggregate amount of Thirty Million Dollars ($30,000,000) according to each Lender’s Term F Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term F Loan”, and collectively as the “Term F Loans”). After repayment, no Term F Loan may be re borrowed.

(vii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Seventh Draw Period, to make term loans to Borrower in an aggregate amount of Thirty Million Dollars ($30,000,000) according to each Lender’s Term G Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term G Loan”, and collectively as the “Term G Loans”; each Term A Loan, Term B Loan, Term C Loan, Term D Loan, Term E Loan, Term F Loan or Term G Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, Term B Loans, Term C Loans, Term D Loans, Term E Loans, Term F Loan and Term G Loans are hereinafter referred to collectively as the “Term Loans). After repayment, no Term G Loan may be re borrowed.

4.Section 2.2(b) is hereby amended and restated as follows:

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (i) twenty-three (23) months, if the Licensing Event does not occur or (ii) eleven (11) months, if the Licensing Event occurs. All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

5.Section 2.5 of the Loan Agreement is hereby amended by deleting the word “and” at the end of Section 2.5(e), replacing “.” at the end of Section 2.5(f) with “; and” and adding the following Section 2.5(g) thereto:

(g) Fourth Amendment Fee. A non-refundable fourth amendment fee in the amount of $1,109,821 which shall become fully-earned, due and payable on the Fourth Amendment Date.

6.Section 5.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. (i) Each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over the counter software that is commercially available to the public).

7.Section 6.2(a)(ii) of the Loan Agreement is hereby amended and restated as follows:

(ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion as to the scope audit on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion (it being understood that Weaver is acceptable to Collateral Agent);

8.Section 6.2(a)(vii) of the Loan Agreement is hereby amended and restated as follows:

(vii) prompt notice of: (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

9.Section 6.7 of the Loan Agreement is hereby amended and restated as follows:

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall substantially contemporaneously provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

10.Section 6.14 of the Loan Agreement is hereby amended and restated as follows:

6.14 Minimum Cash Balance. Commencing with the Funding Date of the Term E Loan, Borrower shall maintain at all times in Collateral Accounts that are subject to Control Agreement(s) in favor of Collateral Agent, an aggregate unrestricted cash balance of at least Twenty Million Dollars ($20,000,000.00).

11.Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Landlord Waivers; Bailee Waivers), 6.11 (Creation/Acquisition of Subsidiaries), 6.12 (Further Assurances), 6.13 (SBA PPP Loan) or 6.14 (Minimum Cash Balance) or Borrower violates any covenant in Section 7; or

12.Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” is (i) March 1, 2025, if the Licensing Event does not occur, or (ii) March 1, 2026, if the Licensing Event occurs.

“Basic Rate” is with respect to any Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (a) Eight and Thirty Hundredths percent (8.30%) and (b) the sum of (i) thirty (30) day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (ii) Eight and Nineteen hundredths percent (8.19%). Notwithstanding anything herein to the contrary, the Basic Rate with respect to the Term Loans for the period from the Fourth Amendment Date through and including February 28, 2022 shall be 8.30%. Furthermore, notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a LIBOR Transition Event, Collateral Agent may amend this Agreement to replace the Basic Rate with a LIBOR Replacement Rate. Any such amendment with respect to a LIBOR Transition Event will become effective at 5:00 p.m. (Eastern Standard Time) on the third Business Day after Collateral Agent has notified Borrower of such amendment. Any determination, decision or election that may be made by Collateral Agent pursuant hereto will be conclusive and binding absent manifest error and may be made in Collateral Agent’s sole discretion and without consent from any other party.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, Warrants, the Post Closing Letter, the IP Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Maturity Date” is January 1, 2027.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory (other than in accordance with Section 6.5 hereof) or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(ii) for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, two percent (2.00%) of the principal amount of such Term Loan prepaid; and

(iii) for a prepayment made after the date which is after the second anniversary of the Funding Date of such Term Loan and prior to the Maturity Date of such Term Loan, one percent (1.00%) of the principal amount of such Term Loan prepaid.

Notwithstanding anything herein to the contrary, the Funding Date of each of Term A Loan, Term B Loan and Term C Loan, strictly for the purposes of calculation of the Prepayment Fee shall be deemed to be the Fourth Amendment Date.

“Term Loan” is defined in Section 2.2(a)(vii).

13.Section 13.1 of the Loan Agreement is hereby further amended by adding the following definition thereto in alphabetical order:

“Clinical Trial Event” is the initiation of part 4 of the Phase 1 clinical trial of Borrower’s therapeutic candidate INBRX-105 in combination with Keytruda dose expansion, on or before September 30, 2022.

“Fifth Draw Period” is the period commencing on the date of the occurrence of the Clinical Trial Event and ending on the earliest of (i) September 30, 2022, (ii) the date that is thirty (30) days immediately after the occurrence of the Clinical Trial Event and (iii) the occurrence of an Event of Default; provided, however, that the Fifth Draw Period shall not commence if on the date of the occurrence of the Clinical Event an Event of Default has occurred and is continuing.

“Fourth Amendment Date” is February 18, 2022.

“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the Fourth Amendment Date, as such may be amended from time to time.

“Licensing Event” is the receipt of Borrower, after the Fourth Amendment Date and on or before February 28, 2025, of net cash proceeds of at least One Hundred Million Dollars from the upfront payments received from one or more licensing or partnership agreements entered into by Borrower.

“Positive Topline Data” means the primary objectives of the trial have been met, which include safety and tolerability.

“Registrational Trial Event” is the initiation of the registrational clinical trial of Borrower’s therapeutic candidate INBRX-101 for the treatment of Alpha-1 antitrypsin deficiency (AATD), on or before June 30, 2023.

“Seventh Draw Period” is the period commencing on the later of (i) June 30, 2022 and (ii) the date of the occurrence of the Registrational Trial Event, and ending on the earliest of (i) June 30, 2023, (ii) the date that is thirty (30) days immediately after the occurrence of the Registrational Trial Event and (iii) the occurrence of an Event of Default; provided, however, that the Seventh Draw Period shall not commence if on the date of the occurrence of the Registrational Trial Event an Event of Default has occurred and is continuing.

“Sixth Draw Period” is the period commencing on the date of the occurrence of the Topline Data Event and ending on the earliest of (i) September 30, 2022, (ii) the date that is thirty (30) days immediately after the occurrence of the Topline Data Event and (iii) the occurrence of an Event of Default; provided, however, that the Sixth Draw Period shall not commence if on the date of the occurrence of the Topline Date Event an Event of Default has occurred and is continuing.

“Term D Loan” is defined in Section 2.2(a)(iv).

“Term E Loan” is defined in Section 2.2(a)(v).

“Term F Loan” is defined in Section 2.2(a)(vi).

“Term G Loan” is defined in Section 2.2(a)(vii).

“Topline Data Event” is the receipt by Borrower of Positive Topline Data (to the reasonable satisfaction of Collateral Agent) from the Phase 1 clinical trial of Borrower’s therapeutic candidate INBRX-101 for the treatment of Alpha-1 antitrypsin deficiency (AATD), on or before September 30, 2022.

14.Exhibit A to the Loan Agreement is hereby amended and restated as set forth on Exhibit A hereto.

15.Exhibit D to the Loan Agreement is hereby amended and restated as set forth on Exhibit D hereto.

16.Schedule 1.1 to the Loan Agreement is hereby amended and restated as set forth on Schedule 1.1 attached hereto.

17.Collateral Agent hereby acknowledges receipt of an amount of $50,000 from Borrower on or about January 31, 2022, which amount shall be applied towards the Lenders’ Expenses due under Section 2.5(e) of the Loan Agreement that have been incurred through the Fourth Amendment Date, with the balance, if any, to be refunded to Borrower. For the purposes of clarity, Borrower shall be responsible for the entire amount of the Lenders’ Expenses payable under Section 2.5(e) of the Loan Agreement.

18.Limitation of Amendment.

a.The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

a.This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.

19.To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.The execution, delivery and performance by Borrower of this Amendment and the Loan Agreement as amended by this Amendment have been duly authorized;

c.The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.The execution, delivery and performance by Borrower of this Amendment have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower, or any of its property or assets may be bound or affected; or (iv) constitute an event of default under any material agreement by which Borrower or any of its property, is bound;

e.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b) of the Loan Agreement; and

f.This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

20.Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

21.The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity (other than claims relating to fraud), which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

22.This Amendment shall be deemed effective as of the Fourth Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) receipt by Collateral Agent of Perfection Certificates from Borrower and each of its Subsidiaries that are current as of the Fourth Amendment Date and acceptable to Collateral Agent in its discretion, (c) receipt by Collateral Agent of the fully executed IP Agreement, (d) Borrower’s payment of the fourth amendment fee in accordance with Section 2.5(g) of the Loan Agreement and (e) Lenders’ receipt of new duly executed original Warrants, in number, form and content acceptable to each Lender.

23.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

24.This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to the Loan Agreement to be executed as of the date first set forth above.

BORROWER:

INHIBRX, INC.

By /s/ Kelly Deck
Name: Kelly Deck
Title: CFO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

SCHEDULE 1.1

Lenders and Commitments

	Term A Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$10,000,000	100.00%
TOTAL	$10,000,000	100.00%

	Term B Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$20,000,000	100.00%
TOTAL	$20,000,000	100.00%

	Term C Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$40,000,000	100.00%
TOTAL	$40,000,000	100.00%

	Term D Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$40,000,000	100.00%
TOTAL	$40,000,000	100.00%

	Term E Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$30,000,000	100.00%
TOTAL	$30,000,000	100.00%

	Term F Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$30,000,000	100.00%
TOTAL	$30,000,000	100.00%

	Term G Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$30,000,000	100.00%
TOTAL	$30,000,000	100.00%

	Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$200,000,000	100.00%
TOTAL	$200,000,000	100.00%

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health‑care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary, if Borrower demonstrates to Collateral Agent’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; (ii) any “intent to use” trademarks; (iii) Equipment or personal property subject to a Lien described in clause (c) of the definition of “Permitted Liens” if the granting of a Lien in such Equipment or personal property is prohibited by or would constitute a default under the agreement governing such Equipment or personal property (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Article 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such Equipment or personal property, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral; (iv) the capital stock of INBRX 103, LLC; and (v) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”

EXHIBIT D

Form of Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE
(Term [D][E][F][G] Loan)
$____________________     Dated: [DATE]

FOR VALUE RECEIVED, the undersigned, INHIBRX, INC., a Delaware corporation with an office located at with an office located at 11025 North Torrey Pines Road, Suite 200, La Jolla, CA 92037 (“Borrower”), HEREBY PROMISES TO PAY to the order of OXFORD FINANCE LLC (“Lender”) the principal amount of [___________] MILLION DOLLARS ($______________) or such lesser amount as shall equal the outstanding principal balance of the Term [D][E][F][G] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [D][E][F][G] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated July 15, 2020 by and among Borrower, Lender, Oxford Finance LLC, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [D][E][F][G] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [D][E][F][G] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [D][E][F][G] Loan, interest on the Term [D][E][F][G] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable and documented attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

INHIBRX, INC.

By: _______________________________________
Name: _____________________________________
Title: ______________________________________

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By